Exhibit 15.1

KPMG LLP
Bay Adelaide Centre
Suite 4600
333 Bay Street
Toronto, ON M5H 2S5
Tel	416-777-8500
Fax	416-777-8818
www.kpmg.ca
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Celestica Inc.

We consent to the use of:

•our report dated March 8, 2024 on the consolidated financial statements of Celestica Inc. (the “Entity”) which comprise the consolidated balance sheets as of December 31, 2023 and December 31, 2022, the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes (collectively the “consolidated financial statements”), and

•our report dated March 8, 2024 on the effectiveness of the Entity’s internal control over financial reporting as of December 31, 2023 each of which is included in the Annual Report on Form 20-F of the Entity for the fiscal year ended December 31, 2023.

We also consent to the incorporation by reference of such reports in the Registration Statements (No. 333-9500, 333-63112, 333-66726, 333-71126, 333-88210, 333-113591, 333-266330, 333-266331 and 333-273468) on Form S-8, and (No. 333-273467) on Form F-3ASR of the Entity.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statements.

/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants

March 11, 2024
Toronto, Canada

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.
KPMG Canada provides services to KPMG LLP.